As filed with the Securities and Exchange Commission on December 15, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AUTOZONE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	62-1482048
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
123 South Front Street
Memphis, Tennessee 38103
(Address of Principal Executive Offices including Zip Code)

AutoZone, Inc. 2011 Equity Incentive Award Plan
(Full Title of the Plan)

Copy To:
Harry L. Goldsmith	James D.C. Barrall, Esq.
AutoZone, Inc.	Latham & Watkins LLP
123 South Front Street	355 South Grand Avenue
Memphis, Tennessee 38103	Los Angeles, California 90071-1560
(901) 495-6500	(213) 485-1234
(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer ☑	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities	to be	Offering Price	Offering	Registration
To Be Registered	Registered(1)	Per Share	Price	Fee
Common stock, $0.01 par value per share:	2,886,756 (2)	$265.385 (3)	$766,101,741	$54,623.05

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the AutoZone, Inc. 2011 Equity Incentive Award Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)	Shares of common stock reserved for issuance under the 2011 Plan consists of the number of shares of common stock initially available for future grants under the 2011 Plan, which represents the number of shares available for issuance under the 2006 Stock Option Plan, the First Amended and Restated 2003 Director Compensation Plan and the First Amended and Restated 2003 Director Stock Option Plan (collectively, the “Prior Plans”) as of the date on which the Registrant’s stockholders approved of the 2011 Plan. To the extent outstanding awards under the Prior Plans are forfeited or lapse unexercised and which following the effective date of the 2011 Plan are not issued under any of the Prior Plans, the shares of common stock subject to such awards will be available for future issuance under the 2011 Plan.

(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee on the basis of the average of the high and low prices per share of the Registrant’s common stock, as reported on the New York Stock Exchange, Inc. composite tape on December 13, 2010.
Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
In this registration statement, AutoZone, Inc. is sometimes referred to as “the Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 28, 2010, filed with the SEC on October 25, 2010.
(b)	The Registrant’s Current Reports on Form 8-K dated September 21, 2010, September 29, 2010, November 15, 2010 and December 15, 2010; and the Registrant’s Definitive Proxy Statement dated October 25, 2010.
(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form S-3 (Registration No. 333-39715), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 7, 1997, including any amendments or reports filed for the purpose of updating such description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel.
The validity of shares of $0.01 par value common stock of AutoZone to be issued pursuant to the 2011 Plan has been passed upon by Harry L. Goldsmith, Executive Vice President, Secretary and General Counsel of AutoZone. As of December 15, 2010, Mr. Goldsmith beneficially owned approximately 157,383 shares of common stock, which includes 137,475 that may be acquired upon exercise of stock options either immediately or within 60 days of December 15, 2010. Mr. Goldsmith also holds options to purchase an additional 37,725 shares of common stock.

Item 6.	Indemnification of Directors and Officers.
The Company’s Restated Articles of Incorporation provide that a director or officer of AutoZone shall not be personally liable to AutoZone or its stockholders for damages of any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of AutoZone’s Fourth Amended and Restated By-Laws (“Bylaws”), under certain circumstances, provide for the indemnification of AutoZone’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of AutoZone’s Bylaws.
In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys’ fees, fines, settlements or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on the behalf of AutoZone, to which he was a party as a result of such relationship, if he (i) is not liable pursuant to Nevada Revised Statutes 78.138 or (ii) acted in good faith and in a manner he reasonably believed to be in or not opposed to AutoZone’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of AutoZone, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to AutoZone’s best interest. No indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to AutoZone or for amounts paid in settlement to AutoZone, unless and only to the extent that the court in which the action or suit was brought, or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by AutoZone only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by a majority of the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion, or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of AutoZone has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by AutoZone against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by AutoZone as they are incurred and in advance of final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by AutoZone as authorized by the Bylaws. Such expenses incurred by other employees and agents to be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Restated Articles of Incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Section 13 of Article III of the Bylaws is not paid in full within ninety (90) days of a written claim therefor has been received by AutoZone, the claimant may file suit to recover the unpaid amount of such claim, and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, AutoZone shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Item 7.	Exemption from Registration Claimed.
Not Applicable.

Item 8.	Exhibits.

Exhibit
No.	Description of Document
4.1	AutoZone, Inc. 2011 Equity Incentive Award Plan

5.1	Form of Opinion of Harry L. Goldsmith, Executive Vice President, Secretary and General Counsel of AutoZone, Inc.

23.1	Consent of Harry L. Goldsmith, Executive Vice President, Secretary and General Counsel of AutoZone, Inc. (included in the Form of Opinion filed as Exhibit 5.1)

23.2	Consent of Ernst and Young LLP

24.1	Power of Attorney (included in the signature page to this registration statement)

Item 9.	Undertakings.
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 15th day of December, 2010.

AutoZone, Inc.
By:	/s/ William C. Rhodes, III
William C. Rhodes, III
President, Chief Executive Officer and Chairman of the Board
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Harry L. Goldsmith and Rebecca W. Ballou, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William C. Rhodes, III William C. Rhodes, III	Chairman, President and Chief Executive Officer	December 15, 2010

/s/ William T. Giles William T. Giles	Chief Financial Officer and Executive Vice President — Finance, Information Technology and Store Development	December 15, 2010

/s/ Charlie Pleas, III Charlie Pleas, III	Senior Vice President and Controller	December 15, 2010

/s/ William C. Crowley William C. Crowley	Director	December 15, 2010

/s/ Sue E. Gove Sue E. Gove	Director	December 15, 2010

/s/ Earl G. Graves, Jr. Earl G. Graves, Jr.	Director	December 15, 2010

/s/ Robert R. Grusky Robert R. Grusky	Director	December 15, 2010

/s/ J.R. Hyde, III J.R. Hyde, III	Director	December 15, 2010

/s/ W. Andrew McKenna W. Andrew McKenna	Director	December 15, 2010

/s/ George R. Mrkonic, Jr. George R. Mrkonic, Jr.	Director	December 15, 2010

/s/ Luis P. Nieto Luis P. Nieto	Director	December 15, 2010

/s/ Theodore W. Ullyot Theodore W. Ullyot	Director	December 15, 2010

INDEX TO EXHIBITS

Exhibit
No.	Description of Document
4.1	AutoZone, Inc. 2011 Equity Incentive Award Plan

5.1	Form of Opinion of Harry L. Goldsmith, Executive Vice President, Secretary and General Counsel of AutoZone, Inc.

23.1	Consent of Harry L. Goldsmith, Executive Vice President and General Counsel of AutoZone, Inc. (included in the Form of Opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included in the signature page to this registration statement)